EXHIBIT 15
LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION
Board of Directors and Shareholders
Park-Ohio Holdings Corp.
      We are aware of the incorporation by reference in the following Registration Statements of Park-Ohio Holdings Corp., for the registration of its common stock of our report dated November 8, 2005 relating to the unaudited consolidated interim financial statements of Park-Ohio Holdings Corp., that are included in its Form 10-Q for the quarter ended September 30, 2005.

		Shares
Registration Statement	Description	Registered

Form S-8 (33-01047)	Individual Account Retirement Plan	1,500,000
Form S-8 (333-58161)	Park-Ohio Holdings Corp. Amended and Restated 1998 Long-Term Incentive Plan	550,000
Form S-8 (333-110536)	Park-Ohio Holdings Corp. Amended and Restated 1998 Long-Term Incentive Plan	1,100,000

/s/ Ernst & Young LLP
Cleveland, Ohio
November 8, 2005